Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Contact:
Roger G. Stoll, Ph.D.	Erika Moran/ Dian Griesel, Ph.D.
Chairman, President and CEO	The Investor Relations Group
Cortex Pharmaceuticals, Inc.	212.825.3210
949.727.3157

CORTEX REPORTS FIRST QUARTER OPERATING RESULTS

IRVINE, CA (May 10, 2007) — Cortex Pharmaceuticals, Inc. (AMEX: COR) reported a net loss of $3,884,000, or $0.10 per share for the quarter ended March 31, 2007 compared with a net loss of $4,560,000, or $0.14 per share for the corresponding prior year period.

Results reflect decreased operating expenses, most notably decreased non-cash stock compensation charges due to a decrease in stock options issued during the quarter ended March 31, 2007 relative to the corresponding prior year quarter. Decreased operating expenses also resulted from personnel-related expenses incurred during the prior year period, including amounts for additions to the Company’s scientific staff.

The non-cash stock compensation charges include amounts recorded in accordance with Statement of Financial Accounting Standards 123(R) — “Share Based Payment” (“SFAS 123R”), as adopted by Cortex starting January 1, 2006. SFAS 123R requires all share based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their estimated fair values. These stock compensation charges have no impact on the Company’s available cash or working capital.

Decreased clinical expenses in the current year period due to the dosage restrictions imposed by the Food and Drug Administration (the “FDA”) on AMPAKINE® CX717 were offset by increased preclinical development expenses for follow-on AMPAKINE compounds. Overall operating expenses for the Company, excluding the non-cash charges, are expected to decline during 2007 compared to the prior year given that the expenses incurred for CX717 toxicology studies during 2006 are not anticipated to recur.

Cortex’s cash and marketable securities amounted to $11,060,000 at March 31, 2007, and included net proceeds of approximately $5,100,000 from a registered direct offering of the Company’s common stock and warrants in January 2007. Spending during the quarter ended March 31, 2007 reflected a significant paydown of amounts accrued as of December 31, 2006, including amounts for the additional studies to define the toxicological findings for CX717. Cortex anticipates that its existing cash and marketable securities will support its funding requirements into 2008.

During the quarter ended March 31, 2007, Cortex worked towards finalizing an extensive toxicology data package that as previously announced, was provided to the FDA in April 2007. Cortex believes that the submitted package provides data that demonstrates that the specific histopathological changes seen in animal toxicology studies, which previously caused the FDA to put CX717 on clinical hold, represent a postmortem fixation artifact that is not found in the tissue of the animal while it is living. While the clinical hold was lifted in October 2006, the Company continues to cooperate fully with the FDA and the decision whether to approve higher dose levels for CX717 in adults with Attention Deficit Hyperactivity Disorder will be made by the agency.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for neurological and psychiatric disorders. The Company is pioneering a class of proprietary pharmaceuticals called AMPAKINE compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. Cortex has alliances with N.V. Organon for the treatment of schizophrenia and depression and with Les Laboratoires Servier for the development of AMPAKINE compounds to treat the neurodegenerative effects associated with aging and disease. In December, 2006 Cortex terminated the research collaboration with Servier enabling Cortex to pursue the use of AMPAKINE compounds in the treatment of neurodegenerative diseases. However, Servier retained the right to select up to three compounds from the collaboration for its further development for the treatment of neurodegenerative diseases. Cortex may receive additional milestones and royalties if either Organon or Servier is successful in developing and commercializing AMPAKINE compounds.

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s research and development activities. The success of such activities depends on a number of factors, including the risks that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that competitors may challenge or design around the Company’s patents or develop competing technologies; and that preclinical or clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly preclinical and clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

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Cortex Pharmaceuticals, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

	Three months ended March 31,
	2007	2006
Research, license and grant revenues	$—	$231

Operating expenses (A):
Research and development	2,992	3,465
General and administrative	1,035	1,476

Total operating expenses	4,027	4,941

Loss from operations	(4,027)	(4,710)
Interest income, net	143	150

Net loss	$(3,884)	$(4,560)

Net loss per share, basic and diluted	$(0.10)	$(0.14)

Shares used in computing per share amounts Basic and diluted	38,270	32,835
(A) Operating expenses include the following non-cash stock compensation charges:

Research and development	$459	$742
General and administrative	194	552

	$653	$1,294

Cortex Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands)

	March 31, 2007	December 31, 2006
Assets:
Cash and cash equivalents	$ 2,949	$1,650
Marketable securities	8,112	7,799
Other current assets	340	525

	11,401	9,974
Furniture, equipment and leasehold improvements, net	420	428
Other	33	33

Total assets	$11,854	$10,435

Liabilities and Stockholders’ Equity:
Accounts payable and accrued expenses	$1,590	$2,056
Deferred rent liability	58	58
Stockholders’ equity	10,206	8,321

Total liabilities and stockholders’ equity	$11,854	$10,435

MORE INFORMATION AT WWW.CORTEXPHARM.COM

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